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                                  EXHIBIT 99.1
                                  ------------
SALES TRENDS:

Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends.

Specific questions regarding sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com,
(713) 209-8610.

Sales for the three months ending on the date shown, compared to the same period in the prior year:


                       07/31/00     08/31/00      09/30/00     10/31/00     11/30/00    12/31/00
Cooper Industries        20-25%      20-25%         17%         15-20%       10-15%        10%
Electrical Products      30-35%      25-30%         22%         20-25%       15-20%        13%
Tools & Hardware          (0-5%)      (0-5%)        (4%)         (0-5%)       (0-5%)       (2%)

           OBSERVATIONS ON RECENT SALES TRENDS, FOR THE THREE MONTHS
                           ENDING DECEMBER 31, 2000.

Cooper Industries
-----------------
Sales for the three months ending December 31, 2000 grew 10%, compared with last year.

o    Deceleration occurred in construction-related markets.
o    Acquisitions continue as a major contributor to revenue growth.
o    Currency translation continues to have a negative impact.

Electrical Products
-------------------
Sales for the three months ending December 31, 2000 grew 13%, compared with last year.

o Cooper Bussmann: maintained solid growth, benefiting from sales of electronic products to fast growing telecommunications applications.
o Cooper Lighting: growth at a more modest pace as a result of slower construction activity and lower retail demand.
o Cooper Power Systems: continues to experience slowing construction-related distribution transformer demand, offsetting rising sales of power management products.
o Cooper Crouse-Hinds: continued declines in energy-sector project demand for electrical construction materials accompanied by steady sales for MRO applications.
o Cooper Menvier: business somewhat disrupted by integration and consolidation of two significant acquisitions.
o Recent acquisitions: B-Line and eagle Electric, the two most significant of recent acquisitions, performed very well.
o    Currency translation effects remain modestly negative.


Tools & Hardware
----------------
Sales for the three months ending December 31, 2000 declined 2%, compared with last year.

o    Hand Tools: Continued improvements in demand from electronic assembly

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     markets were somewhat offset by slower retail sales.
o Power Tool: Assembly equipment shipments for automotive customers were at better levels than last year.
o    Currency translation effects reduced reported sales trends.

NOTE: Includes impacts of acquisitions and divestitures.

Sales trends are forward-looking statements as defined by The Private Securities Litigation Reform Act. Such statements are subject to many uncertainties and risks in the company's operations and business environment. These uncertainties and risks, which are discussed further in the company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (SEC), may cause the actual results of the company to be materially different from any future results expressed or implied by such forward-looking statements.